ClickSoftware to Restate Financial Statements for 2000 and 2001 and
for the first six months of 2002; Audit Committee Recommends Change in
Auditors; New CFO Appointed; Executive Offices to be Relocated

ClickSoftware Technologies Ltd. (NASDAQ: CKSW), a leading provider of end-to-end service chain optimization solutions, today announced that it will restate its financial statements for 2000 and 2001 and for the first six months of 2002. During the third quarter of 2002, the Company’s audit committee, with the assistance of outside advisors, conducted a review of the Company’s financial statements for 2000 and 2001 and for the first six months of 2002. Upon the conclusion of this review, the Company determined to restate its historical financial statements for these periods and the Company’s audit committee decided to recommend to the Company’s shareholders to replace the Company’s auditors.

Financial Statement Adjustments. The impact of the adjustments on the financial statements of the Company is set forth below.

For 2000, revenue is reduced by $2.5 million from $15.7 million to $13.3 million and net loss is increased by $1.9 million from $(13.0) million to $(14.9) million. The revenue adjustments relate to revenue from sales to reseller customers and other customers that the Company determined should not have been recognized. Offsetting this revenue decrease is primarily a $546,000 reduction in bad debt expense related to the reduction of reseller customer receivables for which the related revenue and receivable should not have been previously recognized. In many instances the related customers or resellers subsequently went out of business.

For 2001, revenue is reduced by $930,000 from $18.2 million to $17.3 million and net loss is reduced by $246,000 from $(9.1) million to $(8.9) million. The revenue adjustments relate primarily to revenue from sales to reseller customers that the Company determined should not have been recognized. Offsetting this revenue decrease is primarily a $807,000 reduction in bad debt expense related to the reduction of reseller customer receivables for which the related revenue and receivable should not have been previously recognized.

For the first six months of 2002, revenue is reduced by $1.2 million from $8.3 million to $7.1 million and net loss will remain approximately $(3.7) million. The reduction in revenue is primarily attributable to $872,000 in reseller customer sales determined not to have been properly recognized, and $304,000 in revenue expected to be recognized in Q4 2002. Offsetting the decrease in revenue for the period is an approximate $1.0 million reduction in bad debt expense related to previous reseller customer sales for which it was determined the related revenue and receivable should not have been previously recognized.

The adjustments will affect the Company’s balance sheet as of June 30, 2002 by reducing trade receivables, net, by $1.2 million from $5.2 million to $4.0 million, reducing property and equipment, net, by $300,000 from $3.2 million to $2.9 million, and reducing shareholders’ equity by $1.5 million from $14.5 million to $13.0 million.

The Company intends to provide new audited financial statements for all required periods as soon as practicable following the appointment of the Company’s new auditors. The re-audit of these periods could lead to additional changes in the figures set forth above.

Change of Auditors. The Company’s audit committee has decided to recommend to the Company’s shareholders that the Company terminate its relationship with Luboshitz Kasierer, formerly a member firm of Arthur Andersen, as its auditors and to appoint new auditors. Under Israeli law, the shareholders at a general meeting are the corporate entity that is authorized to appoint and dismiss a company’s outside auditors. The Company intends to convene a shareholders meeting to appoint new auditors during the month of November.

Change of CFO. The Company has appointed Mr. Shmuel Arvatz as Executive Vice President and Chief Financial Officer effective immediately. He replaces Mr. Shimon Rojany, who served as the Company’s CFO since its formation. Mr. Arvatz is an experienced CFO of public companies. From 1990 to 1999, he served as the CFO of ADC Telecommunications Israel Ltd. (formerly Teledata Israel Ltd.), a telecommunication company, and from 1999 to 2001, he served as the CFO of Technomatics Technologies, a provider of software for manufacturing process management solutions.

Planned Executive Office Relocation. Separately, the Company has also decided to close its Campbell, California office and move its executive offices to its Burlington, Massachusetts office. Cost cutting considerations and several business considerations drove this geographic change. The primary business consideration is that most of the Company’s customers and employees are located in the East and Central regions of the U.S and Canada, and in Europe.

            Safe Harbor Statement

The foregoing news release contains forward-looking statements, including but not limited to forward-looking statements regarding the nature and scope of ClickSoftware’s restatement of financial statements, the timing for filing its restated financial statements and the appointment of new auditors and a new CFO. Results may vary, perhaps materially, from those contained in the forward-looking statements in this news release. Factors that could cause results to differ include the possible discovery of additional events or circumstances that require restatement for time periods (including interim periods) other than 2000, 2001 and the first six months of 2002, or that require additional adjustments for these periods. More information on risks and uncertainties related to the Company and its business may be found in the Company’s quarterly and annual reports filed with the United States Securities and Exchange Commission.